Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 6, 2011 on the financial statements of Comp Services, Inc. as of October 31, 2011 and the related statements of operations, stockholders' equity and cash flows for the period ended October 31, 2011 and from June 17, 2011 (inception) to October 31, 2011, included herein on the registration statement of Comp Services, Inc. on Form S-1, and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
December 20, 2011

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants